Exhibit 10.1

MODSYS INTERNATIONAL, LTD

January 2, 2017

Mr. Brandon Edenfield

10600 Stalford Road

Countryside, IL 60525

Dear Mr. Edenfield:

On behalf of the Board of Directors (the “Board”) of ModSys International, Ltd, a company incorporated in Israel (the “Parent”) and its subsidiaries including Modern Systems Corporation, a Delaware corporation (“MS-DEL” and collectively with the Parent, the “Company”), I am pleased to present to you the following terms for your employment with the Company:

1.       Position; Officer Role. You (also referred to herein as the “Executive”) will serve in a full-time capacity as President and CEO for the Company. You will report to the Board. By signing this letter, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company. You agree that to the best of your ability and experience you will at all times loyally and conscientiously perform all of the duties and obligations of your role which are required of you under this letter and to the reasonable satisfaction of the Company.

2.       Effective Date; Term. The terms of this new offer are subject to the requisite approvals of the Parent’s shareholders and, subject to such approvals, will be effective as of the later of the date of this letter or the date it is executed by you (referred to as “Effective Date”) and ending on the third anniversary (the “Term”), unless sooner terminated as required by the Company’s Compensation Policy or under Paragraph 13 of this letter.

3.       Salary. As a resident of the United States (“U.S.”) you will be an employee of MS-DEL. In connection with your position as President and CEO, you will be paid a cash salary at a rate of twenty-five thousand U.S. Dollars ($25,000.00) per month, prorated for the actual period of employment which is equivalent to three hundred thousand U.S. dollars ($300,000.00) on an annualized basis, less applicable taxes, deductions and withholdings, and payable pursuant to the Company’s regular payroll policy (“Base Salary”). This is a salaried exempt position, which is not subject to federal and state minimum wage and overtime laws. You will not be eligible to receive overtime pay for hours worked in excess of 40 hours per workweek.

4.       Stock Options. Within six months of the Effective Date, and subject to the sole discretion and determination of the Board and, to the extent required, ,shareholder approval, the Company will cause the Parent to grant an option to purchase One Million Seven Hundred and Fifty Thousand (1,750,000) ordinary shares (the “Stock Options”) pursuant to the terms of the Parent 2007 Award Plan then in effect and as revised from time to time and the Parent’s standard Award Agreement for US employees. The Stock Options shall vest under the criteria as follows. The strike price of the Stock Options shall be equal to the fair market value on the date of grant (the “Strike Price”).

MODSYS INTERNATIONAL, LTD

a. Yearly Performance Stock Options. Twenty percent (20%) of the Stock Options will vest annually for the next 5 years upon achieving the minimum EBITDA in such year according to the following schedule:

2017	$500,000
2018	$1,000,000
2019	$1,500,000
2020	$2,500,000
2021	$4,500,000

If EBITDA target is missed in any year(s), the options will still vest upon reaching the cumulative EBITDA target in a future year. For example, if the 2017 EBITDA target is not achieved, but the cumulative actual EBITDA for 2018 and 2017 exceeds the cumulative EBITDA target for 2018 and 2017, the Stock Options for both the 2017 and 2018 targets would vest.

EBITDA will be calculated by the Board or the Compensation Committee of the Board (in consultation with the Company’s auditors) no later than March 31 of the following year. Upon such final calculation, the Stock Options shall vest if the EBITDA target has been reached..

Any impairment of technology calculation is deducted after EBITDA.

The Board may accelerate the vesting of the Stock Options in its sole discretion.

If the Company acquires another entity or technology, the Board and the Executive will mutually agree on an adjustment of the EBITDA targets to reflect the “acquired EBITDA.”

b. Accelerated Vesting for Sale Transaction of Parent.

i. Subject to terms and conditions provided in this letter, consistent with Section 2.3.10 of the Company’s Compensation Policy (Special Bonus) and provided that you remain employed in your current position with the Company immediately prior to the consummation of a Sale Transaction, the remaining unvested options will vest upon the consummation of a Sale Transaction under the following accelerated vesting schedule:

Per Share Sales Proceeds	Accelerated vesting
Over $1.40 up to $1.70	50% of unvested options
Over $1.70 up to $2.20	75% of unvested options
Over $2.20	100% of unvested options

ii. For this purposes of this Paragraph 4(b):

1.	The per share price of Sales Proceeds shall be adjusted for any stock splits, reverse splits, recapitalization and the like occurring after the date of this letter;

2.	“Per Share Sale Proceeds” means the consideration per ordinary share received by the shareholders in a Sales Transaction. For any consideration received other than cash, the fair market value of such consideration shall be determined in good faith by the Board; and

MODSYS INTERNATIONAL, LTD

3.	“Sales Transaction” means: (i) an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Company), or (ii) a sale of all or substantially all of the assets of the Company (collectively, a “Merger”), so long as in either case the Company’s stockholders of record immediately prior to such Merger will, immediately after such Merger, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity.

c. If so granted, the Executive undertakes to take all actions and to sign all documents required, at the discretion of the Company, in order to give effect to and enforce the above terms and conditions. Any tax liability in connection with the Stock Options, including with respect to the grant, exercise, sale of the Stock Options or the shares receivable upon their exercise, shall be borne solely by the Executive.

5.       Cash Bonus. If the Company enters into a Sales Transaction and provided that you remain employed in your current position with the Company immediately prior to the consummation of a Sale Transaction, the Executive will be granted a cash bonus upon the consummation of the Sales Transaction under the following formulas:

If the Per Share Sale Proceeds is greater than the Strike Price:

(number of vested options) times the Strike Price equals the Cash Bonus.

If the Per Share Sales Proceeds is greater than one-half the Strike Price but less than or equal to the Strike Price:

(number of vested options) times the Per Share Sales Proceeds equals the Cash Bonus

If the Per Share Sales Proceeds is less than one-half of the Strike Price there will be no Cash Bonus paid.

6.       Benefits; Vacation & Holidays. You will be eligible for all standard Company benefits, including holidays, vacation accrual of 3 weeks per year, health, dental, vision, life and disability insurance.

7.       Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

MODSYS INTERNATIONAL, LTD

8.       Proprietary Information and Inventions Agreement. As a condition of your employment, you will be required to sign the Company’s standard Proprietary Information and Inventions Agreement for employees (“PIIA”), a copy of which is attached. It is fundamental policy of the Company that it does not hire employees or consultants in order to obtain access to trade secrets or proprietary information of any of their former employers. By accepting this job offer, you represent that (i) you will not violate the terms of any non-competition, non-disclosure and non-solicitation agreements to which you may be bound by any prior employer and (ii) you will not use any files or materials in connection with your employment with the Company that are trade secrets of or proprietary information to another firm. Further, you acknowledge and agree to the restrictive covenants and other provisions set forth in the PIAA during your employment and thereafter as provided, the terms of which are fully incorporated herein.

9.       Outside Activities. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

10.       No Conflicts. You represent that your performance of all the terms of this letter agreement will not breach any other agreement to which you are a party.

11.       Contingencies. Your acceptance of this offer, commencement and continuation of employment with the Company is and remains contingent upon the successful completion and satisfactory outcome of a background, reference, drug/alcohol and credit check, as determined at the sole discretion of the Company; your submission of proof, satisfactory to the Company, of your identity and your legal authorization to work in the United States (if you fail to submit this proof, federal law prohibits us from hiring you), and the execution and delivery of the PIIA to an officer of the Company.

12.       Employment at Will. Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Except as set forth in Section 13, you will not be entitled to receive any payments under this letter or any policy or plan of Company as in effect from time to time that provides for payment of amounts on termination of employment other than any and all previously earned, but as of yet unpaid, salary, and reimbursement of business expenses and fringe benefits as of yet unpaid, by reason of Company electing not to renew or extend the terms provided for herein.

13.       Termination of Employment.

(a) If the Executive shall die during the Term, the Executive’s legal representative shall be entitled to receive in cash an amount equal to any accrued and unpaid salary to the date of such death, together with such other amounts, if any, specified elsewhere herein. This amount shall be paid in accordance with the Company’s existing payroll practices.

(b) If the Executive shall become physically or mentally disabled during the Term, whether totally or partially, so that he is unable to perform his services hereunder for a period of at least 90 days out of any consecutive 180 days (which condition is referred to herein as the Executive becoming “Disabled”), the Company may at any time prior to the 90th day after the last day of such 180-day period terminate the Executive’s employment by written notice to the Executive. Upon such termination, the Executive (or his legal representative) shall be entitled to receive in cash an amount equal to any accrued and unpaid salary to the date of such notice. This amount shall be paid in accordance with the Company’s existing payroll practices. In addition, the Executive (or his legal representative) shall be entitled to receive any disability benefits payable pursuant to any plan referred to in Section 6 hereof. Nothing herein contained shall be deemed to limit or abrogate any insurance or other similar benefits available to the Executive.

MODSYS INTERNATIONAL, LTD

(c) The Company may terminate the Executive’s employment during the Term with or without Cause (as hereinafter defined). If the Executive’s employment is terminated by the Company for Cause or the Executive shall voluntarily resign without Good Reason (as hereinafter defined), the Company’s obligation to pay Salary to the Executive and the Executive’s obligation to render services hereunder for the benefit of the Company, shall cease on the effective date of such termination or resignation (such effective date of a termination or resignation pursuant to any provision of Section 13 is hereinafter referred to as the “Termination Date”). Upon such termination or resignation, the Executive shall be entitled to receive in cash an amount equal to any accrued and unpaid salary to the Termination Date and any existing non-vested Stock Options shall immediately terminate.

As used herein, the term “Cause” shall mean (i) a felony conviction of the Executive (other than for motor vehicle offenses the effect of which do not materially impair the Executive’s performance of his duties hereunder), (ii) the commission by the Executive of an act of fraud or embezzlement against the Company or any of its affiliates, (iii) willful misconduct or grossly negligent conduct on the Executive’s part and which is materially detrimental to the Company or any of its affiliates, (iv) any material breach by the Executive of any agreement with the Company or any affiliate thereof, including without limitation this Agreement, (v) any material violation of any policies or procedures of the Company if the Company has given the Executive notice of such violation and the Executive persists in such violation, (vi) habitual neglect of duties, or (vii) insubordination consisting of the Executive’s continued failure to take specific action reasonably requested by the Board of Directors that is within his individual control and consistent with his status as a senior executive of the Company and his duties and responsibilities hereunder. As used herein, the term “Good Reason” means:

(1) the assignment to the Executive of any duties materially inconsistent with his status as President and Chief Executive Officer of the Company or a material adverse alteration in the nature or status of his responsibilities from those provided herein, or the transfer of a significant portion of such responsibilities to one or more other persons; provided that a reassignment of Executive to another position with the Company that is at the level of Vice President or higher shall not constitute Good Reason;

(2) the failure by the Company to pay or provide to the Executive, within twenty (20) days of a written demand therefor, any amount of compensation or any material benefit which is due, owing and payable pursuant to this Agreement or any other written plan, program, arrangement or policy of the Company, except for any back pay or other compensation accrued and owing to the Executive as of the date of this Agreement;

(3) the breach in any material respect by the Company of any of its other obligations or agreements set forth herein and the failure by the Company to cure such breach within twenty (20) days after written notice thereof from the Executive; or

MODSYS INTERNATIONAL, LTD

(4) the requirement by the Company that Executive’s principal business office be relocated more than one hundred (100) miles from the Executive’s current home in Countryside, Illinois.

(d) If during the Term the Executive’s employment shall be terminated by the Company without Cause (and other than pursuant to Section 13(b)) or by the Executive for Good Reason, the Executive shall, subject to the provisions of clause (2) below, be entitled to receive severance pay equal to the sum of the following amounts (which shall be paid within fifteen (15) days after the Termination Date, subject to clause (2) below):

(1) an amount equal to all accrued but unpaid salary owing by the Company as of the Termination Date;

(2) an amount equal to the Executive’s annual salary hereunder (at a rate then in effect) prorated for the period commencing on the Termination Date and ending three (3) months after the Termination Date. The Company’s obligation to pay the amount specified in this clause (ii) shall be subject to the Executive’s execution of a general release of all employment-related claims against the Company and its affiliates, whether under this Agreement or otherwise, in form and substance reasonably satisfactory to the Company; and

(e) The foregoing obligations of the Executive shall survive the termination of his employment, regardless of the reasons or method of termination. Each of the obligations shall be enforceable independently of every other obligation, and the existence of any claim or cause of action that the Executive may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these obligations.

(f) The Company acknowledges and agrees that the amounts payable to the Executive under this Agreement shall be paid regardless of whether the Executive obtains other employment.

(g) Upon any termination of the Executive’s employment hereunder, the Company shall pay to the Executive or reimburse the Executive for any business expenses and any amount payable by the Company under any benefit plan or program or other amounts that were accrued or incurred but unpaid or unreimbursed at the Termination Date.

14.       Non-Interference. During the Noninterference Period (as defined below), the Executive hereby agrees not to Interfere (as defined below) with the Company within the Restricted Territory. For purposes of this Section, “Noninterference Period” means the period during the term of the Executive’s employment with the Company and continuing until the second anniversary of the Termination Date if the Executive’s employment with the Company is terminated for any reason. For purposes of this section, the term “Interfere” means:

(i) soliciting or counseling, personally or by or on behalf of any person, firm or corporation, the employment of any employee of the Company, or requesting, inducing or attempting to influence any employee of the Company any to terminate his employment with the Company; or

(ii) requesting, inducing or attempting to influence any supplier of goods or services to Company to curtail or cancel any business it transacts with the Company; or

MODSYS INTERNATIONAL, LTD

(iii) requesting, inducing or attempting to influence any customer of the Company to curtail or cancel any business they may transact with the Company. For purposes of this Agreement, “Restricted Territory” means anywhere in the world.

If any of the terms of this Section 14 shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographical area or by reason of being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

15.       Remedies. In addition to any other remedies provided, the parties agree that compliance with Paragraphs 9 and 14 of this Agreement and the PIIA are necessary to protect the business and goodwill of Company, and that any breach of such Paragraphs and the PIIA will result in irreparable and continuing harm to Company, for which monetary damages may not provide adequate relief. Accordingly, in the event of any actual or threatened breach of Paragraphs 9 and 14 and the PIIA by you, Company and you agree that (i) Company shall be entitled to all appropriate remedies, including but not limited to temporary restraining orders and injunctions enjoining or restraining such actual or threatened breach and (ii) Company may cease providing consideration provided to you under this letter. Executive hereby consents to the issuance of an injunction by any court of competent jurisdiction, without the need for posting any bond.

16.       Withholding Authorization. In addition to any remedies set forth in this letter, to the fullest extent permitted under the laws of the State of Texas, you authorize Company to withhold from any severance payments otherwise due to you and from any other funds held for your benefit by Company, any damages or losses sustained by Company as a result of any material breach or other material violation of this Agreement by Executive, pending resolution of the underlying dispute.

17.       409A. It is intended that each installment of the payments and benefits provided for in this letter is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the amounts set forth in this letter satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) (Section 409A of the Code, together, with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Executive determines that the payments and benefits provided under this letter constitute “deferred compensation” under Section 409A and Executive is, on the Termination Date, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of any payments that are deferred compensation that are otherwise payable on the separation from service shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Executive’s “separation from service” or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Executive shall (A) pay to the Executive a lump sum amount equal to the sum of the payments that the Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the payments had not been so delayed pursuant to this Section 17 and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth in this Letter.

MODSYS INTERNATIONAL, LTD

18.       Amendment. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company after approval by the Board.

19.       Entire Agreement. This letter contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

20.       Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely within such State.

We hope that you find the foregoing terms acceptable. Should you have any questions, please don't hesitate to contact me.

Yours Sincerely,

 _______________________________________________________

By: Carla Corkern

Title: Compensation Committee Chair

I have read and accept this employment offer:

________________________________________________________

Brandon Edenfield

Date: _________________________________________________